EXHIBIT 10(kk)

                            STOCK PURCHASE AGREEMENT

         Stock   Purchase   Agreement   dated  as  of  February  2,  2001  (this
"Agreement") between CDW Computer Centers, Inc., an Illinois corporation, (the "Company") and Gregory C. Zeman ("Mr. Zeman").


                                    RECITALS

         Whereas, the Company desires to purchase from Mr. Zeman, and Mr. Zeman desires to sell to the Company, 1,181,818 shares (the "Subject Shares") of common stock, par value $0.01 per share, of the Company (the "Common Stock"), in exchange for payment by the Company to Mr. Zeman of the Purchase Price (as defined herein), all in accordance with the terms and conditions set forth below.

         Now, therefore, in consideration of the agreements and covenants contained herein, the parties hereto agree as follows:

                                    Article I
                               Purchase of Shares

         Section 1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined herein) the Company shall purchase from Mr. Zeman, and Mr. Zeman shall sell to the Company, the Subject Shares.

         Section 1.02 Purchase Price. The aggregate purchase price for the Subject Shares shall be $45,408,993.01 (the "Purchase Price").

                                   Article II
                                     Closing

         Section 2.01 Closing Date. The closing (the "Closing") of the purchase and sale of the Subject Shares shall occur on the first business day following the date hereof (the "Closing Date").

         Section 2.02 Deliveries by Mr. Zeman. On the Closing Date, Mr. Zeman shall deliver or cause to be delivered to the Company one or more certificates representing the Subject Shares, each certificate duly endorsed by Mr. Zeman or accompanied by an appropriate stock power duly executed by Mr. Zeman. Mr. Zeman shall execute and deliver such further instruments and take such further actions as may be reasonably requested by the Company to carry out the intent and purposes of this Agreement.

         Section 2.03 Deliveries by the Company. On the Closing Date, the Company shall deliver to Mr. Zeman the Purchase Price by wire transfer to the account designated on Exhibit A attached hereto. The Company shall execute and deliver such instruments and take such further actions as may be reasonably requested by Mr. Zeman to carry out the intent and purposes of this Agreement.

                                   Article III
                    Representation and Warranty of Mr. Zeman

         Section 3.01 Title to Subject Shares. Mr. Zeman is the sole owner of the Subject Shares. There are no outstanding options, warrants or other rights to acquire any of the Subject Shares. The Subject Shares shall be transferred by Mr. Zeman to the Company on the Closing Date free and clear of all liens, claims and encumbrances.

                                   Article IV
                   Representation and Warranty of the Company

         Section 4.01 Authority and Enforceability. The Company hereby represents and warrants that it has the requisite corporate power and authority to execute this Agreement and deliver the Purchase Price, that this Agreement has been duly authorized (by action of the Board of Directors, following a recommendation from an independent committee of outside directors), executed and delivered by the Company and that this Agreement is the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or other laws relating to or affecting the enforcement of creditors' rights generally and the effect of general principles of equity.

                                    Article V
                             Covenants of Mr. Zeman

         Section 5.01 Lock-up Period. From the Closing Date through May 3, 2001 (the "Lock-up Period"), Mr. Zeman shall not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Common Stock, provided, however, that Mr. Zeman will not be prohibited from
(i) selling additional shares of Common Stock to the Company or (ii) selling shares of Common Stock in private sales to "qualified institutional buyers," as such term is defined in Rule 144A under the Securities Act of 1933.

         Section 5.02 Post-Lock-up Period Rule 144 Sales. Mr. Zeman agrees that he shall execute all Rule 144 sales made by him during the period commencing at the end of the Lock-Up Period and ending on December 31, 2003 through a broker chosen by the Company and approved by him, provided that such approval shall not be unreasonably withheld.

                                   Article VI
                                  Miscellaneous

         Section 6.01 Assignment and Succession. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns.

         Section 6.02 Headings. The Article and Section headings in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

         Section 6.03 Applicable Law. This Agreement shall at all times be governed by and construed, interpreted and enforced in accordance with the laws of the State of Illinois without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws that would result in the application of the law of another jurisdiction.

         Section  6.04   Counterparts.   This   Agreement  may  be  executed  in
counterparts, each of which when so executed shall be deemed an original and all of which shall constitute one and the same instrument.

         Section 6.05 Public Statements. Mr. Zeman and the Company shall, to the extent practicable, consult with each other prior to making any public statements regarding the Company's purchase of the Subject Shares.

         In Witness Whereof, the parties hereto have executed this Agreement as of the day and year first above written.



                                            CDW Computer Centers, Inc.

                                            By:  /s/ Harry J. Harczak, Jr.
                                                 -------------------------
                                            Name: Harry J. Harczak, Jr.
                                            Its: Chief Financial Officer,
                                            Treasurer and Secretary

                                                 /s/ Gregory C. Zeman
                                                 -------------------------
                                                 Gregory C. Zeman